Exhibit 10.5

TIMKENSTEEL CORPORATION
Time-Based Restricted Stock Unit Agreement
WHEREAS, __________ (“Grantee”) is an employee of TimkenSteel Corporation (the “Company”) or a Subsidiary; and
WHEREAS, the grant of service-based Restricted Stock Units evidenced hereby was authorized by a resolution of the Compensation Committee (the “Committee”) of the Board that was duly adopted on January 29, 2015, and the execution of a Restricted Stock Unit Agreement in the form hereof (this “Agreement”) was authorized by a resolution of the Committee duly adopted on January 29, 2015.
NOW, THEREFORE, pursuant to the TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan (the “Plan”) and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company hereby confirms to Grantee the grant, effective ________ __, ____ (the “Date of Grant”), of ______ Restricted Stock Units (the “RSUs”). All terms used in this Agreement with initial capital letters that are defined in the Plan and not otherwise defined herein shall have the meanings assigned to them in the Plan.

1.
Payment of RSUs. The RSUs will become payable if the Restriction Period lapses and Grantee’s right to receive payment for the RSUs becomes nonforfeitable (“Vest,” “Vesting” or “Vested”) in accordance with Section 3 and Section 4 of this Agreement.

2.
RSUs Not Transferrable. None of the RSUs nor any interest therein or in any Common Shares underlying such RSUs will be transferable prior to payment other than by will or the laws of descent and distribution.

3.
Vesting of RSUs. Subject to the terms and conditions of Section 4 and Section 5 of this Agreement, the RSUs will Vest on the third anniversary of the Date of Grant if the Grantee shall have been in the continuous employ of the Company or a Subsidiary from the Date of Grant until the third anniversary of the Date of Grant. For purposes of this Agreement, the continuous employment of Grantee with the Company or a Subsidiary will not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of the transfer of Grantee’s employment among the Company and its Subsidiaries.

4.
Alternative Vesting of RSUs. Notwithstanding the provisions of Section 3 of this Agreement, and subject to the payment provisions of Section 6 hereof, the RSUs will Vest earlier than the time provided for in Section 3 under the following circumstances:

(a)
Death or Disability: If Grantee should die or become permanently disabled while in the employ of the Company or a Subsidiary, then the RSUs will immediately Vest in full. If Grantee should die or become permanently disabled during the period that Grantee is deemed to be in the

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continuous employ of the Company or a Subsidiary pursuant to Section 4(b), 4(d) or 4(e), then the RSUs will immediately Vest in full, except that to the extent that Section 4(e) applies, the RSUs will immediately Vest only to the extent that the RSUs would have become Vested pursuant to Section 4(e). For purposes of this Agreement, “permanently disabled” means that Grantee has qualified for long-term disability benefits under a disability plan or program of the Company or a Subsidiary or, in the absence of a disability plan or program of the Company or a Subsidiary, under a government-sponsored disability program and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.

(b)
Retirement: If Grantee should retire with the Company’s consent, then Grantee shall Vest in the RSUs in accordance with the terms and conditions of Section 3 as if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the third anniversary of the Date of Grant as described in Section 3 or the occurrence of a circumstance referenced in Section 4(a) or Section 4(c), whichever occurs first. For purposes of this Agreement, “retire with the Company’s consent” means: (i) the retirement of Grantee prior to age 62 under a retirement plan of the Company or a Subsidiary, if the Board or the Committee determines that Grantee’s retirement is for the convenience of the Company or a Subsidiary; or (ii) the retirement of Grantee at or after age 62 under a retirement plan of the Company or a Subsidiary.

(c)	Change in Control:

(i)
Upon a Change in Control occurring during the Restriction Period while Grantee is an employee of the Company or a Subsidiary, to the extent the RSUs have not been forfeited, the RSUs will immediately Vest in full (except to the extent that a Replacement Award is provided to Grantee for the RSUs). If Grantee is deemed to be in the continuous employ of the Company or a Subsidiary pursuant to Section 4(b), 4(d) or 4(e), upon a Change in Control during the Restriction Period, then the RSUs will immediately Vest in full, except that to the extent that Section 4(e) applies, the RSUs will Vest only to the extent that the RSUs would have become Vested pursuant to Section 4(e).

(ii)
For purposes of this Agreement, a “Replacement Award” means an award (A) of service-based restricted stock units, (B) that has a value at least equal to the value of the RSUs, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control), (D) the tax consequences of which, under the Code, if Grantee is subject to U.S. federal income tax under the Code, are not less

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favorable to Grantee than the tax consequences of the RSUs, (E) that vests in full upon a termination of Grantee’s employment with Company or a Subsidiary or their successors in the Change in Control (or another entity that is affiliated with the Company or a Subsidiary or their successors following the Change in Control) (as applicable, the “Successor”) for Good Reason by Grantee or without Cause by such Successor within a period of two years after the Change in Control, and (F) the other terms and conditions of which are not less favorable to Grantee than the terms and conditions of the RSUs (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it conforms to the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) or otherwise does not result in the RSUs or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the RSUs if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 4(c)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)
For purposes of Section 4(c)(ii), “Cause” will be defined not less favorably with respect to Grantee than: any intentional act of fraud, embezzlement or theft in connection with the Grantee’s duties with the Successor, any intentional wrongful disclosure of secret processes or confidential information of the Successor, or any intentional wrongful engagement in any competitive activity that would constitute a material breach of Grantee’s duty of loyalty to the Successor, and no act, or failure to act, on the part of Grantee shall be deemed “intentional” unless done or omitted to be done by Grantee not in good faith and without reasonable belief that Grantee’s action or omission was in or not opposed to the best interest of the Successor; provided, that for any Grantee who is party to an individual severance or employment agreement defining Cause, “Cause” will have the meaning set forth in such agreement. For purposes of Section 4(c)(ii), “Good Reason” will be defined to mean a material reduction in the nature or scope of the responsibilities, authorities or duties of Grantee attached to Grantee’s position held immediately prior to the Change in Control, a change of more than 60 miles in the location of Grantee’s principal office immediately prior to the Change in Control, or a material reduction in Grantee’s remuneration upon or after the Change in Control; provided, that no later than 90 days following an event constituting Good Reason Grantee gives notice

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to the Successor of the occurrence of such event and the Successor fails to cure the event within 30 days following the receipt of such notice.

(iv)
If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding RSUs which at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change in Control.

(d)
Divestiture: If Grantee’s employment with the Company or a Subsidiary terminates as the result of a divestiture, then Grantee shall Vest in the RSUs in accordance with the terms and conditions of Section 3 as if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the third anniversary of the Date of Grant as described in Section 3 or the occurrence of a circumstance referenced in Section 4(a) or Section 4(c), whichever occurs first. For the purposes of this Agreement, the term “divestiture” shall mean a permanent disposition to a Person other than the Company or any Subsidiary of a plant or other facility or property at which Grantee performs a majority of Grantee’s services whether such disposition is effected by means of a sale of assets, a sale of Subsidiary stock or otherwise.

(e)
Layoff: If (i) Grantee’s employment with the Company or a Subsidiary terminates as the result of a layoff and (ii) Grantee is entitled to receive severance pay pursuant to the terms of any severance pay plan of the Company in effect at the time of Grantee’s termination of employment that provides for severance pay calculated by multiplying Grantee’s base compensation by a specified severance period, then Grantee shall Vest in a number of RSUs equal to the product of (x) the number of RSUs in which Grantee would have Vested in accordance with the terms and conditions of Section 3 if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the third anniversary of the Date of Grant or the occurrence of a circumstance referenced in Section 4(a) or Section 4(c), whichever occurs first, multiplied by (y) a fraction (in no case greater than 1), the numerator of which is the number of whole months from the Date of Grant through the end of the specified severance period and the denominator of which is 36. For purposes of this Agreement, a “layoff” shall mean the involuntary termination by the Company or any Subsidiary of Grantee’s employment with the Company or any Subsidiary due to (A) a reduction in force leading to a permanent downsizing of the salaried workforce, (B) a permanent shutdown of the plant, department or subdivision in which Grantee works, or (C) an elimination of position.

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5.
Forfeiture of RSUs. Any RSUs that have not Vested pursuant to Section 3 or Section 4 by the third anniversary of the Date of Grant will be forfeited automatically and without further notice on such date (or earlier if, and on such date that, Grantee ceases to be an employee of the Company or a Subsidiary prior to the third anniversary of the Date of Grant for any reason other than as described in Section 4).

6.	Form and Time of Payment of RSUs.

(a)
General: Subject to Section 5 and Section 6(b), payment for Vested RSUs will be made in cash or Common Shares (as determined by the Committee) within 10 days following the Vesting date specified in Section 3.

(b)	Other Payment Events. Notwithstanding Section 6(a), to the extent that the RSUs are Vested on the dates set forth below, payment with respect to the RSUs will be made as follows:

(i)
Change in Control. Upon a Change in Control, Grantee is entitled to receive payment for Vested RSUs in cash or Common Shares (as determined by the Committee) on the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Sections 6(a) or 6(b)(ii) as though such Change in Control had not occurred.

(ii)
Death or Disability. On the date of Grantee’s death or the date Grantee becomes permanently disabled, Grantee is entitled to receive payment for Vested RSUs in cash or Common Shares (as determined by the Committee) on such date.

7.
Payment of Dividend Equivalents. With respect to each of the RSUs covered by this Agreement, Grantee shall be credited on the records of the Company with dividend equivalents in an amount equal to the amount per Common Share of any cash dividends declared by the Board on the outstanding Common Shares during the period beginning on the Date of Grant and ending either on the date on which Grantee receives payment for the RSUs pursuant to Section 6 hereof or at the time when the RSUs are forfeited in accordance with Section 5 of this Agreement. These dividend equivalents will accumulate without interest and, subject to the terms and conditions of this Agreement, will be paid at the same time, to the same extent and in the same manner, in cash or Common Shares (as determined by the Committee) as the RSUs for which the dividend equivalents were credited.

8.	Detrimental Activity and Recapture.

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(a)
In the event that, as determined by the Committee, Grantee shall engage in Detrimental Activity during employment with the Company or a Subsidiary, the RSUs will be forfeited automatically and without further notice at the time of that determination notwithstanding any other provision of this Agreement. For purposes of this Agreement, “Detrimental Activity” shall mean:

(i)
engaging in any activity, as an employee, principal, agent, or consultant for another entity that competes with the Company in any actual, researched, or prospective product, service, system, or business activity for which Grantee has had any direct responsibility during the last two years of his or her employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity;

(ii)	soliciting any employee of the Company or a Subsidiary to terminate his or her employment with the Company or a Subsidiary;

(iii)
the disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company or a Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by Grantee during his or her employment with the Company or its Subsidiaries or while acting as a director of or consultant for the Company or its Subsidiaries thereafter;

(iv)
the failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by Grantee during employment by the Company and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries;

(v)
activity that results in Termination for Cause. For the purposes of this subsection, “Termination for Cause” shall mean a termination: (A) due to Grantee’s willful and continuous gross neglect of his or her duties for which he or she is employed; or (B) due to an act of dishonesty on the part of Grantee constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for

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personal enrichment at the expense of the Company or a Subsidiary; or

(vi)
any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless Grantee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

(b)
If a Restatement occurs and the Committee determines that Grantee is personally responsible for causing the Restatement as a result of Grantee’s personal misconduct or any fraudulent activity on the part of Grantee, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to recover all or any portion (but no more than 100%) of the RSUs earned or payable to Grantee for some or all of the years covered by the Restatement. The amount of any earned or payable RSUs recovered by the Company shall be limited to the amount by which such earned or payable RSUs exceeded the amount that would have been earned by or paid to Grantee had the Company’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee. The Committee shall also determine whether the Company shall effect any recovery under this Section 8(b) by: (i) seeking repayment from Grantee; (ii) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amount that would otherwise be payable to Grantee under any compensatory plan, program or arrangement maintained by the Company (subject to applicable law and the terms and conditions of such plan, program or arrangement); (iii) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to Grantee in accordance with the Company’s compensation practices; or (iv) by any combination of these alternatives. For purposes of this Agreement, “Restatement” means a restatement (made within 36 months of the publication of the financial statements that are required to be restated) of any part of the Company’s financial statements for any fiscal year or years after 2014 due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years.

9.
Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any of the Common Shares covered by this Agreement if the issuance thereof would result in violation of any such law.

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10.
Adjustments. Subject to Section 13 of the Plan, the Committee shall make any adjustments in the number of RSUs or kind of shares of stock or other securities underlying the RSUs covered by this Agreement that the Committee may determine to be equitably required to prevent any dilution or expansion of Grantee’s rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization or partial or complete liquidation involving the Company or (c) other transaction or event having an effect similar to any of those referred to in Section 10(a) or 10(b) hereof. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence shall occur, the Committee shall provide in substitution of any or all of Grantee’s rights under this Agreement such alternative consideration as the Committee may determine in good faith to be equitable under the circumstances.

11.
Withholding Taxes. If the Company is required to withhold federal, state, local, employment, or foreign taxes, or, to the extent permitted under Section 409A of the Code, any other applicable taxes, in connection with Grantee’s right to receive Common Shares under this Agreement (regardless of whether Grantee is entitled to the delivery of any Common Shares at that time), and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of any Common Shares or any other benefit provided for under this Agreement that Grantee make arrangements satisfactory to the Company for payment of the balance of the taxes. Grantee may satisfy such tax obligation by paying the Company cash via personal check. Alternatively, Grantee may elect that all or any part of such tax obligation be satisfied by the Company’s retention of a portion of the Common Shares provided for under this Agreement or by Grantee’s surrender of a portion of the Common Shares that he or she has owned for at least 6 months. In no event, however, shall the Company accept Common Shares for payment of taxes in excess of required tax withholding rates. If an election is made to satisfy Grantee’s tax obligation with the release or surrender of Common Shares, the Common Shares shall be credited in the following manner: (a) at the Market Value per Share on the date of delivery if the tax obligations arise due to the delivery of Common Shares under this Agreement; or (b) at the Market Value per Share on the date the tax obligation arises, if for a reason other than the delivery of Common Shares under this Agreement.

12.
Right to Terminate Employment. No provision of this Agreement will limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of Grantee at any time.

13.
Relation to Other Benefits. Any economic or other benefit to Grantee under this Agreement or the Plan will not be taken into account in determining any benefits to which Grantee may be entitled under any profit‑sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary

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under any life insurance plan covering employees of the Company or a Subsidiary.

14.
Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable to this Agreement; provided, however, that no amendment will adversely affect the rights of Grantee with respect to the Common Shares or other securities covered by this Agreement without Grantee’s consent. Notwithstanding the foregoing, the limitation requiring the consent of Grantee to certain amendments will not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.

15.
Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and fully enforceable.

16.	Governing Law. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio.

17.
Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

[SIGNATURES ON FOLLOWING PAGE]

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The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the award of RSUs covered hereby, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

_________________________________
Grantee

Date: ___________________________

This Agreement is executed by the Company on this ___ day of ____, ____

TimkenSteel Corporation

By ___________________________________
Frank DiPiero
Executive Vice President and General Counsel

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